Exhibit 10.13

CONFIDENTIAL OFFER LETTER FOR

CHRISTOPHER STEVENS

April 28, 2016

Dear Chris,

We are very pleased to offer you a position with Arsanis, Inc. (“Arsanis” or “Company”) as Chief Medical Officer. As outlined in the position description, you will be responsible for overseeing the Medical and Clinical Research functions at Arsanis. You will report directly to the Chief Executive Officer.

This offer contains the following terms:

1. Start Date: Your start date will be June 1, 2016 (the “Start Date”).

2. Time Commitment: The time commitment for this position will be a full-time professional commitment. You will be expected to work a minimum of 40 hours per week. You may be required to work more than 40 hours per week as needed. As a non-exempt employee, you are not eligible for overtime pay.

3. Base Salary: Your full-time salary will be $380,000.00 annually (the “Full Time Base Salary”), which will be paid bi-monthly, and which shall be subject to deductions for taxes and other withholdings as required by law or the standard and lawful policies of the Company.

4. Sign-On Bonus: After the Start Date, you will be eligible for a one-time sign-on bonus of $100,000.00 (the “Sign-On Bonus”), which will be paid in full in your first paycheck, and which shall be subject to deductions for taxes and other withholdings as required by law or the standard and lawful policies of the Company. However, the Company’s payment of the Sign-On Bonus to you is conditioned on your remaining employed with the Company for a period of one (1) year, beginning on the Start Date. If your employment is terminated on or before June 1, 2017, either by you or the Company, for any reason other than by the Company without Cause (as that term is defined in Section 11(a) below) or by you for Good Reason (as that term is defined in Section 11(c) below), or by termination due to death or disability (as that term is defined in Section 11(e) below) you agree to repay the Company a prorated share of the Sign-On Bonus based on the proportion of time worked divided by one year, less taxes and other withholdings deducted from the Sign-On Bonus, within ten (10) days of your termination date. If you leave the Company for reason of the Company without cause or by you for Good Reason, or due to death or disability before one year of the start date, you will not be required to pay back any portion of the sign-on bonus.

5. Bonus Potential: At the sole discretion of the Company, you will be eligible to earn an annual bonus of up to 30% of your Base Salary, which will be dependent upon (i) the completion of milestones and performance evaluations established by the Board and President at the outset of your employment and annually thereafter and (ii) overall Company performance and

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

prospects. Any bonus paid to you hereunder will be paid no later than March 15th of the year following the calendar year to which the bonus relates, subject to your continuous employment through the end of the calendar year to which such bonus relates. The foregoing shall be construed and applied so that any bonus payable to you hereunder qualifies as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

6. Company Shares and Options: At the sole discretion of the Arsanis Board of Directors, Arsanis expects to grant you an option to purchase up to 90,000 Common Shares (the “Option”) promptly following the Start Date. Such Option will be issued with a strike price equal to the fair market value per Share on grant date, determined in accordance with applicable equity compensation requirements under Section 409A by the Arsanis Board of Directors in its sole discretion (the Section 409A valuation as of April 22, 2016 was determined to be $2.68 per share). You acknowledge and agree that the equity interest in the Company represented by the Option may be diluted at any time by the issuance by the Company of more capital stock or options to investors, directors, employees or consultants, and that the value of the Company’s capital stock may increase or decrease over time.

The purchase and sale of the Shares shall be governed by a Stock Option Agreement which shall contain, among other things, vesting provisions consistent with this offer letter, and a right of the Company to cancel unvested Options under certain circumstances. Twenty-five percent (25%) of such Shares shall vest on the first anniversary of the Start Date, and the remainder of the Shares shall vest in 36 equal monthly installments thereafter, subject to your continuing employment with the Company as of each such vesting date.

Your supervisor will review your compensation annually and may adjust it in his or her sole discretion.

7. Vacation and Other Time Off: You will receive as vacation, sick leave, and flex time, on an annualized basis, paid time off in the form of:

•	up to eleven (11) “holidays” per calendar year in the form of paid time off, such days to be allocated primarily to those official federal and/or public holidays observed in the U.S. and/or Austria, as mutually agreed upon between you and Arsanis;

•	up to twenty-five (25) days of vacation per calendar year in the form of paid time off (accruing at a rate of 2 1/2 days per month), such days to be allocated at your sole discretion and shall be subject to the Company’s vacation policy; and

•	sick leave in the form of paid time off, as required, subject to the Company’s sick leave policy.

In addition, Arsanis believes in a flexible schedule policy that encourages employees to work hard but allows flexibility around when work is done.

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

8. Location: You will be primarily located in the Boston area office located at 890 Winter Street, Suite 230, Waltham, MA 02451, and will play an integral role in establishing Arsanis’ U.S. presence and team in the Boston area. You will be asked to travel occasionally to the Company’s offices in Vienna, Austria, as mutually agreed upon between you and Company.

9. Benefits: Arsanis will arrange to provide health, dental, vision, life, and disability insurance as required by you and your family.

While Arsanis does not have a policy of matching employee contributions at this time, Arsanis will also arrange for your participation in a nationally recognized 401(k) savings and retirement program no later than June 1, 2016.

10. Travel Reimbursement: Arsanis will reimburse you for all reasonable out-of-pocket expenses incurred in the course of your employment, subject in certain circumstances to approval.

11. Termination of Employment: You or Company may terminate your employment at any time for any reason, with or without cause, subject to the following provisions:

a. Termination for Cause: The Company may terminate your employment for Cause, as defined below, upon written notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

i. the commission of, or indictment or conviction for, any felony or any other crime involving dishonesty to the material detriment of the Company;

ii. participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company;

iii. intentional and substantial damage to any property of the Company;

iv. failure of performance of your duties hereunder (not attributable to sickness, disability or death) after reasonable written notice no later than thirty (30) days following the occurrence of the condition and a 30-day opportunity to cure; or

v. your breach of any material provision of this offer letter, your Invention, Non-Competition, and Non-Disclosure Agreement, or any other agreement to which you and the Company are both parties after reasonable written notice no later than thirty (30) days following the occurrence of the condition and a 30-day opportunity to cure, provided, however, that such opportunity to cure shall only apply to any breach susceptible to cure and that any breach by you of your obligations of confidentiality or non-competition under the Invention, Non-Competition, and Non-Disclosure Agreement shall be deemed not susceptible to cure.

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

Termination of your employment by the Company for Cause will result in no severance pay or benefits.

b. Termination without Cause: The Company may terminate your employment at any time other than for Cause upon written notice to you.

c. Termination for Good Reason: You may terminate your employment hereunder for Good Reason, as defined below, by providing written notice to the Company of the condition giving rise to the Good Reason, specifying in reasonable detail the basis for such claim of Good Reason, no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. The following, if occurring without your consent, shall constitute “Good Reason” for termination by you:

i. a material and adverse diminution of your duties and responsibilities with the Company, provided that such change is not in connection with a termination of your employment relationship with the Company;

ii. a material diminution of your then Full-Time Base Salary provided that such change is not in connection with a termination of your employment relationship with the Company;

iii. relocation of your principal place of employment outside a thirty (30) mile radius from Boston, Massachusetts; or

iv. a material breach by the Company of this offer letter.

d. Termination without Good Reason: You may terminate your employment with the Company other than for Good Reason at any time subject to your provision of thirty (30) days’ advance written notice to the Company (the “Applicable Notice Period’’).

e. Termination Due to Death or Disability: Your employment shall automatically terminate in the event of your death during employment. The Company may terminate your employment, upon notice to you, in the event you become disabled during employment through any illness, accident, injury or condition of either a physical or psychological nature and, as a result, are unable to continue to perform substantially all of your duties and responsibilities (notwithstanding the provision of any reasonable accommodation) for 180 days (whether or not consecutive) during any period of 365 consecutive calendar days. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company, you shall, at the Company’s request and expense, submit to a medical examination by a mutually acceptable physician in the Boston area who is Board certified in the area of practice involved in the disability and such determination shall, for the purposes of this offer letter, be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

12. Severance and other Matters Related to Termination:

(a) Termination by the Company without Cause or by You for Good Reason: Subject to Sections 12(b) and 12(f) below and Section 409A, in the event that your employment is terminated by the Company without Cause pursuant to Section 11(b) of this offer letter or by you for Good Reason pursuant to Section 11(c) of this offer letter, in addition to the Accrued Compensation (as defined below), the Company shall provide you with the severance payments and benefits specified below:

i. the Company shall continue to pay you your Full Time Base Salary, at the rate then in effect and in accordance with the Company’s standard payroll policy as then in effect, for a period following the date on which your employment with the Company terminates, such period being determined as follows (the “Applicable Severance Period”):

(1) one (1) month with regard to terminations that are initiated within six (6) months of the Start Date;

(2) two (2) months with regard to terminations that are initiated after six (6) months but before twelve (12) months following the Start Date;

(3) three (3) months with regard to terminations that are initiated on or after the twelve (12) month anniversary of the Start Date; and

ii. subject to your timely election to continue participation in the Company’s group health and dental plans under COBRA or Massachusetts law, and only for so long as you are eligible for such coverage through COBRA or Massachusetts law, the Company shall pay you, on a monthly and taxable basis, an amount equal to the full monthly premium cost of such participation until the conclusion of the Applicable Severance Period, or, if earlier, until the date you become eligible to enroll in such plans of any new employer.

(a) Termination by the Company without Cause or by You for Good Reason in Connection with a Change of Control: Subject to Section 409A, in the event that your employment is terminated by the Company without Cause pursuant to Section 11(b) of this offer letter or by you for Good Reason pursuant to 11(c) of this offer letter, in either case, within twelve (12) months following a Change of Control (as defined below), in addition to the Accrued Compensation (as defined below), in lieu of any payments and benefits provided in Section 12(a) above, the Company shall provide you the severance payments and benefits specified below:

i. the Company shall continue to pay you your Full Time Base Salary, at the rate then in effect, for the Applicable Severance Period plus an additional one (1) month period (together, the “Change of Control Applicable Severance Period”), in accordance with the Company’s standard payroll policy as then in effect;

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

ii. subject to your timely election to continue participation in the Company’s group health and dental plans under COBRA, and only for so long as you are eligible for such coverage through COBRA (or Massachusetts laws), the Company shall pay you, on a monthly and taxable basis, an amount equal to the full monthly premium cost of such participation until the conclusion of the Change of Control Applicable Severance Period, or, if earlier, until the date you become eligible to enroll in such plans of any new employer; and

iii. all outstanding and unvested stock options and other equity awards then held by you shall become fully vested and exercisable and, with respect to any stock options then held by you, those options shall remain exercisable for the period of time set forth in the applicable grant agreement.

In the event that your employment terminates within three (3) months prior to a Change of Control, the Arsanis Board of Directors will promptly review the causes and circumstances surrounding your termination and, to the extent that such termination is determined at its sole discretion to have been specifically related to such Change of Control and without Cause or for Good Reason, you shall receive additional severance payments and benefits pursuant to this Section 12(b).

c. Termination by the Company Due to Your Disability or Death: Subject to Section 409A, in the event your employment with the Company is terminated by the Company due to your disability or is terminated due to your death pursuant to Section 11(e) of this offer letter, in addition to the Accrued Compensation (as defined below), the Company shall pay you at the same time as the Accrued Compensation is paid a pro rata annual bonus for the year in which such termination of employment occurs, calculated by multiplying your target annual bonus for such year by a fraction, the numerator of which is the number of days you were employed during such year and the denominator of which is 365 (the “Pro-Rata Bonus”).

d. Any Other Termination: In the event your employment with the Company terminates for any reason other than by the Company without Cause pursuant to Section 11(b) of this offer letter, by you for Good Reason pursuant to Section 11(c) of this offer letter, or by the Company due to your disability or death pursuant to Section 11(e) of this offer letter, the Company shall pay you the Accrued Compensation. For purposes of this offer letter, “Accrued Compensation” means any base salary earned but not paid through the date of the termination of employment and an amount equal to the value of any vacation time accrued but unused as of such date.

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

e. Parachute Payments:

i. In the event of the consummation of a change in ownership or control within the meaning of Section 280G (a “280G Change in Control”) of the Company following the time that the Company has stock readily tradeable on an established securities market (within the meaning of Section 280G and the regulations thereunder), if all or a portion of the payments and benefits under this offer letter, together with any other payments and benefits provided to you by the Company or its Affiliates (including, without limitation, any accelerated vesting of stock options and other equity awards) (the “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments (or portions thereof) being hereinafter referred to as the “Excess Parachute Payments”), you will be entitled to receive (A) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G (the “Limited Amount”), or (B) if the amount otherwise payable hereunder or otherwise (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax levied under Section 4999 of the Code (the “Excise Tax”)) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder or otherwise.

ii. The determination as to whether the Total Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, the amount of any Excise Tax with respect thereto, and the amount of any reduction in Total Payments shall be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate (the “Accountants”). In the event that any payments under this offer letter or otherwise are required to be reduced as described in Section 12(e)(i) of this offer letter, the adjustment will be made, first, by reducing the amount of base salary payable pursuant to Section 12(a)(i) or 12(b)(i), as applicable; second, if additional reductions are necessary, by reducing the payment of the amounts due to you pursuant to Section 12(a)(ii) or 12(b)(ii), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of stock option awards and other equity awards, if any, starting with those awards for which the amount required to be taken into account under Section 280G is the greatest.

iii. In the event that there has been an underpayment or overpayment under this offer letter or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

f. Release: Any obligation of the Company to provide you severance payments or other benefits (including accelerated vesting of stock options and other equity awards) or any Pro-Rata Bonus (for the avoidance of doubt, other than Accrued Compensation), is conditioned on your (or your legal representative, if applicable, in the case of a termination due to your

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

disability) signing a release of claims in the form provided by the Company (the ‘‘Release”) following the termination of your employment within a period of time not to exceed forty-five (45) days from the date of such termination of employment, and on your (or your legal representative, if applicable) not revoking the Release within the revocation period provided therein following your (or your legal representative’s, if applicable) execution of the Release, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws, insurance or other written agreements, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company, (iii) vested rights as an equity holder or option holder, (iv) rights to receive retirement and other benefits that are accrued and fully vested at the time of your termination, and (v) any other claims that cannot be released as a matter of law. Except as otherwise provided in Section 409A, any payments to be made in the form of salary continuation pursuant to the terms of this offer letter shall be payable in accordance with the normal payroll practices of the Company, with the first such payment (which shall be retroactive to the day immediately following the date of your termination of employment) due and payable as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is sixty (60) days following the date your employment terminates. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if you (or your legal representative, if applicable) do not execute a Release within the period specified in this Section 12(f), or if you (or your legal representative, if applicable) revoke the executed Release within the time period permitted by law, you will not be entitled to any payments or benefits (including the accelerated vesting of stock options or other equity awards) or any Pro-Rata Bonus set forth herein (other than the Accrued Compensation), any stock options and other equity awards that vested on account of such termination as provided for in this offer letter shall be cancelled with no consideration due to you, and the Company will not have any further obligations to you under this offer letter or otherwise. You agree to provide the Company prompt notice of your eligibility to participate in the health and, if applicable, dental, plan of any subsequent employer. You further agree to repay any overpayment of health and, if applicable, dental, benefit premiums made by the Company hereunder. Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 12(a)(ii) or (b)(ii), as applicable, would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith to restructure such benefit.

g. Survival, Conditions to Severance: Provisions of this offer letter shall survive any termination if so provided in this offer letter or if necessary or desirable to accomplish the purposes of other surviving provisions of the offer letter and the Invention, Non-Competition and Non-Disclosure Agreement. The obligation of the Company to make severance payments to you or on your behalf is expressly conditioned upon (i) your full performance, and continued

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

performance during any applicable severance periods, of your material obligations under this offer letter, the Invention, Non-Competition and Non-Disclosure Agreement, and any subsequent agreement between you and the Company relating to, without limitation, confidentiality, non-competition, proprietary information or the like, and (ii) your (or your legal representative’s, if applicable, in the case of a termination due to your disability) execution and non-revocation of the Release as set forth above.

13. Definitions: For purposes of this offer letter, the following definitions apply:

a. “Change of Control” means the first to occur of any of the following: (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any Person or entity or group of affiliated Persons or entities.

b. “Code” means the Internal Revenue Code of 1986, as amended.

c. “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

d. “Section 280G” means Section 280G of the Code, together with the regulations thereunder.

14. Section 409A.

a. You and the Company agree that this offer letter shall be interpreted to comply with or be exempt from Section 409A, and the regulations and guidance promulgated thereunder to the extent applicable, and all provisions of this offer letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

b. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein) and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

c. With regard to any provision herein that provides for payment or reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to payment, reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (b) the amount of expenses eligible for payment or reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for payment or reimbursement, or in-kind benefits, to be provided in any other taxable year; and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

d. For purposes of Section 409A, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments.

e. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this offer letter to comply with, or be exempt from, the requirements of Section 409A.

15. At-Will Status: As is true for all Company employees, your employment with Arsanis will be “at-will.” This means that your employment is for no specified period of time, and may be terminated at any time by either you or the Company, with or without cause, subject the provisions of this offer letter. This letter is not meant to be a contract of employment for any specific duration.

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com

16. Conditions/Required Documentation: This offer of employment is conditioned on the completion of a satisfactory background check. Further, as a condition of employment, the Company will require you to sign an Invention, Non-Competition, and Non-Disclosure Agreement, a form of which has been provided. You will also be required to acknowledge in writing that you have read the Company employee handbook, and have agreed to follow its rules and regulations. To comply with government-mandated confirmation of employment eligibility, you also will be required to provide proof of your employment eligibility in the form of completed I-9 documentation and the provision of related identification documents.

17. Miscellaneous: Your rights and obligations under this letter shall be neither assignable nor delegable by you, except to the extent that any rights to compensation hereunder may be assigned to your estate or legal representative in the event of your death or disability. This offer letter shall be binding upon and inure to the benefit of you and the Company and your and its respective permitted successors and assigns. This offer letter shall be interpreted under the laws of the Commonwealth of Massachusetts.

If you would like to accept this offer, please sign and return this letter by the end of the day on May 6, 2016.

We look forward to welcoming you as part of the Arsanis team.

Sincerely,

/s/ Rene Russo
Rene Russo

Chief Executive Officer

AGREED TO:

/s/ Christopher Stevens
Christopher Stevens

May 27, 2016
Date

Arsanis, Inc. | 890 Winter Street Suite 230 • Waltham, MA • 02451 | Phone: (781) 819-5153 |

www.arsanis.com